Exhibit 99.5

December 20, 2023

BitFuFu Inc.

111 North Bridge Road, #15-01
Peninsula Plaza, Singapore 179098

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of BitFuFu Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately after the closing of the business combination as defined in the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Yeeli Hua Zheng
Name: Yeeli Hua Zheng